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                                PROMISSORY NOTE



$25,000,000.00                                                January 1, 1997

         ALLIED CAPITAL SBLC CORPORATION, a corporation organized under the laws of Maryland (the "Borrower"), for value received, hereby promises to pay to the order of RIGGS BANK N.A. (the "Bank") at its office, 800 17th Street, N.W., Washington, D.C. 20006, in lawful money of the United States and in immediately available funds the principal sum of Twenty Five Million and no/100 Dollars ($25,000,000.00) or, if less, the aggregate unpaid principal amount of all loans advanced or re-advanced by the Bank to the Borrower hereunder.

         1.  Payment of Principal and Interest; Prepayment; Etc.

                 (a) Principal Payments. The principal amount of each loan hereunder shall be due and payable on the Termination Date (as defined in the Credit Agreement, hereinafter defined).

                 (b) Interest Rate; Interest Payments. Except as otherwise provided hereinafter, each borrowing under this Note shall bear interest on the unpaid principal amount of such borrowing from time to time at a rate per annum equal to LIBOR plus one and six tenths percent (1.6%) (the "LIBOR Rate"). Each change in the LIBOR Rate hereunder shall be effective without notice to the Borrower on the first Business Day of each calendar month. Interest shall be payable on the first of each calendar month commencing on the first such date after each borrowing hereunder and at the Termination Date or earlier maturity hereof. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. As used herein:

         "LIBOR" means, with respect to any calendar month or portion thereof during which any loan hereunder is outstanding, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) which is the average of interbank offered rates for U.S. dollar deposits in the London interbank market for a period of one month, as reported to the Bank on an On-Line Information Service at approximately 10:00 a.m. (Washington, D.C. time)(the "Index") on the first Business Day of each calendar month. If for any reason on such Business Day the Bank is unable to access the Index or LIBOR is not reported by the Index, then LIBOR shall be the London interbank offered rate for U.S. dollars deposits for a period of one month as reported in The Wall Street Journal on such Business Day. If LIBOR is not available, the Bank shall use the most comparable rate at its sole discretion or may use the average of the rates for the next shortest and next longest maturities. The Borrower acknowledges and agrees that the determination by the Bank of LIBOR shall be conclusive and binding on the Borrower in the absence of manifest error. LIBOR is not necessarily the rate at which the Bank offers or receives U.S. dollar deposits in the London interbank market or elsewhere, and is not necessarily the lowest rate charged by the Bank on loans.
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         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the District of Columbia are generally authorized to close.

         "On-Line Information Service" means a textline or other on-line information service provided to the Bank by any of Reuters Information Services, Inc., Knight-Ridder Financial/Americas, Dow Jones Telerate, Inc. or Bloomberg Financial Markets News Services.

                 (c) Post-Maturity Interest. After maturity, whether by acceleration or otherwise, this Note shall bear interest payable on demand at a variable rate per annum equal to 2% in excess of the LIBOR Rate. To the extent permitted by law, any payment of interest on this Note not made when due shall bear interest from the date when due until payment is made payable on demand, at a rate per annum equal to 2% in excess of the LIBOR Rate.

                 (d) Prepayment. This Note may be prepaid in whole at any time or in part from time to time without premium or penalty. This Note shall immediately be prepaid to the extent that the principal amount hereof at any time exceeds the Maximum Amount (as defined in the Credit Agreement).

                 (e) Advances; Evidence of Amounts Due. This Note is held by the Bank as a master note against which loans may be advanced in lesser amount(s) than the principal amount. The Borrower shall give the Bank a written or telexed request or a telephonic request (to be promptly confirmed in writing) no later than 1:00 p.m. (Washington, D.C. time) at least one Business Day before the day of the desired borrowing, specifying: (i) the Business Day of the desired borrowing, and (ii) the amount of such borrowing. The Bank shall, promptly upon request, notify the Borrower telephonically of the LIBOR Rate. The Borrower shall be liable only for so much of the principal amount as shall be equal to the total of the amounts advanced or re-advanced against this Note to or for the Borrower by the Bank from time to time, less all payments made by or for the Borrower and applied by the Bank to principal. The Borrower shall also be liable for interest on each such advance or re-advance as shown on the Bank's books and records, provided that the rate of such interest is in accordance with the applicable rate or rates specified in this Note. The Borrower acknowledges that a statement signed by an officer of the Bank setting forth the amount of principal and interest owed hereon as reflected in such books and records shall be presumptive evidence of the facts stated therein and shall, absent manifest error, be conclusive and binding. Any statement of account delivered to the Borrower shall be deemed correct and accepted unless a written statement of exceptions thereto is delivered to the Bank within thirty
(30) days after mailing of such statement of account. In making any advance or re-advance hereunder, the Bank shall be entitled to rely upon any notice of borrowing or other instructions, whether oral, written or by any form of telecommunication, purporting to be made by a person designated to the Bank by the Borrower as an Authorized Representative of the Borrower, and deposit of the proceeds of an advance or re-advance hereunder in a deposit account in the name of the Borrower or the remittance of any proceeds to persons designated in such instructions shall conclusively establish that such loan was duly made hereunder.





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                 (f)  Payments Due on Non-Business Days.  If any installment of principal on this Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business
Day, and interest shall be payable thereon at the rate herein specified during such extension. If any payment of interest on any loan evidenced by this Note becomes due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, together with interest accrued during such extension.

         2. Use of Loans. The loans made hereunder shall be used for the purpose of carrying on a business or commercial activity within the meaning of the District of Columbia Code Sections 28-3301(d)(1)(B).

         3. Events of Default, Remedies. The occurrence of any Event of Default under the Credit Agreement shall constitute an Event of Default hereunder. Upon the occurrence of an Event of Default, the Bank is entitled to exercise the remedies set forth in the Credit Agreement.

         4. Expenses. The Borrower agrees to pay all reasonable out-of-pocket charges and expenses incurred by the Bank, including the reasonable fees and expenses of its legal counsel (including the cost of the Bank's in-house counsel as determined by the Bank) in connection with the negotiation, preparation and execution of this Note and any amendments, waivers, modifications or supplements hereto, and the enforcement of any provision of this Note or any amendment, waiver, modification or supplement hereto and the collection of this Note.

         5. Additional Costs. In the event that at any time the Bank shall be required to maintain reserves against "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System or in the event that there shall occur any change in applicable law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof or the introduction of any law or regulation subjects the Bank to any tax or governmental charge of any kind whatsoever with respect to this Note, loans hereunder or U.S. dollar deposits held by the Bank, or changes the basis of taxation of payments to the Bank of principal of or interest payable with respect to this Note (except for changes in the rate of tax based solely on the overall net income of the Bank) or imposes, modifies or deems applicable any reserve, special deposit, capital ratio or similar requirement against assets held by or deposits in or for the account of, or loans by, the Bank or imposes on the Bank, directly or indirectly, any other conditions affecting this Note or the cost of U.S. dollar deposits obtained by the Bank in the domestic market or the London interbank market, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining loans hereunder, then the Bank shall notify the Borrower in writing of the additional amount or amounts necessary to compensate the Bank for such additional costs. A certificate of an officer of the Bank setting forth the calculation of such costs shall be conclusive and binding, absent manifest error. In the event the Borrower is unwilling to pay such additional costs, during the thirty days following the receipt of such notice, the Bank and the Borrower shall




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negotiate in good faith with a view toward modifying this Note to provide a substitute basis for the interest rate provided above which is financially a substantial equivalent of such rate. If, within such thirty-day period, the Bank and the Borrower shall agree in writing upon such substitute rate, then such substitute rate shall be retroactive to, and effective from, the date of the aforesaid notice. If, within such thirty-day period, the Bank and the Borrower shall fail to agree in writing upon such substitute rate, the Borrower agrees that this Note shall bear interest retroactive to, and effective from, the date of the aforesaid notice at a rate equal to the rate reported by The Wall Street Journal in its column "Money Rates" as the prime rate (the "Prime Rate"). If more than one rate or a range of rates is reported, the Prime Rate shall be the higher or highest such rate. In the event The Wall Street Journal fails to report a prime rate, the Prime Rate shall mean that rate announced from time to time by the Bank as its prime rate of interest. The Prime Rate, determined in either manner, is not necessarily the lowest rate charged by the Bank on loans.

         6. Right of Setoff. Unless this Note be paid at its maturity, or when otherwise due, as herein provided, the Bank shall have all setoff rights provided by law.

         7. Waivers and Consents. Except as otherwise expressly set forth herein, the Borrower and all endorsers, guarantors, and sureties of this Note (collectively the "Obligors") severally (a) waive all applicable exemption rights, whether under the laws of the District of Columbia or otherwise, and also waive, presentment for payment, protest, notice of protest, and diligence in collecting this Note, (b) agree to the release of any party primarily or secondarily liable hereon and agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by any party, to first institute suit against any other Obligor, and (c) consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect thereto. THE RIGHT OF THE BORROWER AND ANY OBLIGOR TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN CONNECTION HEREWITH, IS HEREBY EXPRESSLY WAIVED.

         8. Governing Law, Jurisdiction, Notice, Etc. This Note is deemed to be a contract under the laws of the District of Columbia (except for the conflict of law provisions thereof) and shall be governed by, and construed in accordance with, the laws of such jurisdiction. Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. If any action arising out of this Note is commenced in any District of Columbia or Federal court located in the District of Columbia, each party signatory hereto hereby consents to the jurisdiction of any such court in any such action and to the laying of venue in the District of Columbia. Any process in such action shall be duly served if mailed by registered mail, postage prepaid, to the Borrower at its address given herein or its last known business address, or if otherwise served in acceptance with law. Any other notice or demand hereunder may be made by hand




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delivery or certified or registered mail, return receipt requested, to such address, with the same effect as if delivered in person.

         9. Incorporated Provisions. This Note is the Facility Note referred to in a Line of Credit, Security and Pledge Agreement dated as of the date hereof, between the Borrower and the Bank (the "Credit Agreement"), is subject to payment and acceleration upon the terms specified therein, and hereby incorporates by reference all of the provisions thereof.

ALLIED CAPITAL SBLC CORPORATION



By:  /s/ Katherine C. Marien
   -------------------------
Name:   Katherine C. Marien
Title:  President